Exhibit 10.1

PROPOSAL - December 26, 2008

Mr. Adelstein, Thank you for the opportunity to bid on the web design project for TheWebDigest. Please read through the following document which includes all of the information concerning your project through to final launch.

The goal with the web design is to create a fresh look and a consistent corporate brand for TheWebDigest sites. The website subpages will be built entirely in HTML with interactive home pages.

Completion of designs for 5 websites for the WebDigest includes:

•	Logo designs
•	Supplemental graphics and necessary animation/video/sound
•	Navigation and rollovers
•	Copy editing of copyright approved text content

Work is currently at approximately 30% completion on these initial 5 sites and should be completed by 3/31/09. 50% balance due 3/31/09: US$15,000 - Remaining balance due 9/31/09: additional US $15,000.00

Design of new corporate website for TheWebDigest.com based on the same specifications as above: $4000.00 - a 50% good faith deposit ($2000.00) is to be paid by March 31st, 2009.

We look forward to working with you - Thanks again!

Larry Briley